UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2010

California Coastal Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17189	02-0426634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 250-7700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.             Bankruptcy or Receivership.

On December 7, 2010, California Coastal Communities, Inc. (the “Company”) and certain of its direct and indirect wholly-owned subsidiaries (collectively with the Company, the “Debtors”) filed a motion for authority to enter into a Plan Support Agreement with a majority of its senior lenders comprising 81% of the senior revolving loan and 88 % of the senior term loan (the “Lenders”) that will enable the Company to proceed with a consensual plan of reorganization (the “Plan”) with respect to its Chapter 11 bankruptcy cases (the “Chapter 11 Cases”).  The Chapter 11 Cases are being jointly administered in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”), Case No. 09-21712-TA.  The Plan will be subject to approval by the Bankruptcy Court following Bankruptcy Court approval of the Debtors disclosure statement and solicitation of votes from creditors, and there can be no assurance that Bankruptcy Court approval will be obtained.

Under the proposed Plan:

(i)   There will be no recovery by the holders of the Company’s outstanding common stock.

(ii)  Certain of the Lenders will enter into a debtor-in-possession term loan agreement (the “DIP Credit  Agreement”), pursuant to which they will lend an aggregate of $15 million, in the form of senior secured super-priority loan advances, as follows:

$5.0 million upon the Bankruptcy Court’s interim approval of the DIP Credit Agreement; and

$10.0 million upon final approval of the DIP Credit Agreement by the Bankruptcy Court.

(iii)  Lenders under the DIP Credit Agreement will have an option to be converted into a first lien position in the principal amount of $15.0 million with an expected maturity date of March 1, 2013 and will be paid interest at an annual rate of Libor + 750 basis points with a Libor floor of 250 basis points (resulting in a current rate of 10.0%).

(iv) The $81.7 million existing senior revolving loan will be converted into a new second lien position loan, with an expected maturity date of March 1, 2016 and will be paid interest at the same rate as the DIP Credit Agreement.

(v)  The existing $99.8 million senior term loan holders will receive a pro rata share of  (a) a new third lien position loan in the principal amount of $44.0 million, with an expected maturity date of March 1, 2017 without any amortization required until the first and second lien loans are fully repaid and bearing interest at an annual fixed rate of 15%, with all of such interest accruing and being added to the principal balance until the first and second lien loans are fully repaid; and (b) 100% of the equity in the reorganized Company.

(vi) General unsecured creditors will share on a pro rata basis, based on the face amount of allowed claims, in a $2 to 3 million trust for general unsecured claims.

A copy of the press release dated December 7, 2010 announcing, among other things, the filing of the motion for authority to enter into the Plan Support Agreement for implementation of the proposed Plan and the DIP Credit Agreement is attached hereto as Exhibit 99.1.

This Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (i) the ability of the Company to continue as a going concern; (ii) the Company’s ability to obtain Bankruptcy Court approval with respect to the DIP Credit Agreement, the Plan Support Agreement and the Plan, and other motions in the Chapter 11 Cases; (iii) risks associated with third party motions in the Chapter 11 Cases which may interfere with the Company’s ability to consummate the Plan; (iv) the ability to execute the Company’s business and restructuring plan; (v) the Company’s ability to maintain contracts that are critical to its operation and to retain key executives, managers and employees. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated December 7, 2010

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2010	California Coastal Communities, Inc.

	By:	/s/ RAYMOND J. PACINI
Raymond J. Pacini
Chief Executive Officer